Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-274371, 333-160276, 333-176447, 333-213413, and 333-220389) of Kewaunee Scientific Corporation of our reports dated June 28, 2024, with respect to the consolidated financial statements of Kewaunee Scientific Corporation, included in this Annual Report on Form 10-K for the year ended April 30, 2024. Atlanta, Georgia June 28, 2024